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[LOGO PHOENIX]   PHOENIX LIFE INSURANCE COMPANY
                 A Stock Company

GREATER OF ANNUAL STEP-UP OR ANNUAL ROLL-UP DEATH BENEFIT ENDORSEMENT

This endorsement is attached to and made a part of the contract identified below. Except as stated in this endorsement, it is subject to all of the provisions contained in the contract. The endorsement becomes effective on the Contract Date, and may not be issued subsequent to the Contract Date.

Owner:                                   [John Doe]

Contract Number:                         [13000000]

Maximum Annual Step-Up Age               [81]

Maximum Annual Roll-Up Age               [81]

Maximum Annual Roll-Up Amount Multiple   [200%]

Roll-Up Factor                           [105%]

The section of the contract entitled "Death Benefit of the Contract" is deleted and replaced with the following:

Death Benefit of the Contract

The death benefit under this contract is equal to Death Benefit Option 4:
Greater of Annual Step-Up or Annual Roll-Up (as defined below.)

Death Benefit Option 4:  Greater of Annual Step-Up or Annual Roll-Up

If the Owner has not yet attained the Maximum Annual Step-Up Age, the death benefit is equal to the A or B or C or D, whichever is greater where:

     A is 100% of premium payments, less Adjusted Withdrawals (as defined below)

     B is the Contract Value next determined following receipt of a certified copy of the death certificate at our Annuity Operations Division

     C    is the Annual Step-Up Amount (as defined below)

     D    is the Annual Roll-up Amount (as defined below)

On and after the oldest Owner's attained the Maximum Annual Step-Up Age, the death benefit is equal to the A or B, whichever is greater where:

     A is the death benefit calculated at the end of the Contract Year prior to the oldest Owner's attained the Maximum Annual Step-Up Age, plus 100% of the premium payments, less "Adjusted Withdrawals" made since the end of the Contract Year prior to the oldest Owner's attained the Maximum Annual Step-Up Age.

     B is the Contract Value next determined following receipt of a certified death certificate at our Annuity Operations Division.

If the spouse elects to continue the contract under Death Benefit Option 4, the death benefit under the continued contract will be calculated based on the surviving spouse's attained Age as of the date we continue the contract.

The term "Maximum Annual Roll-Up Age" means the age at which the Annual Roll-Up ceases.


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Adjusted Withdrawals

The Adjusted Withdrawal is calculated for each withdrawal as the product of A multiplied by B where:

     A is the ratio of the amount of the withdrawal to the Contract Value on the date of (but prior to) the withdrawal.

     B    is the death benefit on the date of (but prior to) the withdrawal.

The term "Maximum Annual Step-Up Age" means the age at which the Annual Step-Up ceases.

Annual Step-Up Amount

In the first Contract Year, the Annual Step-Up Amount is equal to 100% of premium payments, less Adjusted Withdrawals.

In the second Contract Year or any subsequent Contract Year, the Annual Step-Up Amount is equal to A or B, whichever is greater, where:

     A is the Annual Step-Up Amount at the end of the previous Contract Year, plus 100% of premium payments made since the end of the previous Contract Year, less Adjusted Withdrawals made since the end of the previous Contract Year.

     B    is the Contract Value.

Annual Roll-up Amount

In the first Contract Year, the Annual Roll-up Amount is equal to the sum of all premium payments received, less Adjusted Withdrawals during the first Contract Year.

At the beginning of the second Contract Year, or any subsequent Contract Year prior to the oldest Owner reaching the Maximum Annual Roll-Up Age, the Annual Roll-up Amount is equal to the Annual Roll-up Amount at the end of the previous Contract Year multiplied by the Roll-up Factor specified above, plus 100% of premium payments, less Adjusted Withdrawals made since the end of the previous Contract Year.

At the beginning of the second Contract Year, or any subsequent Contract Year on and after the oldest Owner reaching the Maximum Annual Roll-Up Age, the Annual Roll-up Amount is equal to the Annual Roll-up Amount at the end of the previous Contract Year, plus 100% of premium payments, less Adjusted Withdrawals made since the end of the previous Contract Year.

The Annual Roll-up Amount may not exceed the Maximum Annual Roll-Up Amount Multiple times the total premium payments less Adjusted Withdrawals.

The term "Maximum Annual Roll-Up Amount Multiple" means the maximum Annual Roll-Up Amount as a percentage of total premium payments less Adjusted Withdrawals.

                         Phoenix Life Insurance Company

                                  [/s/Tracy Rich]
                                      [Secretary]


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